Exhibit 10.30

NAMED EXECUTIVE OFFICER COMPENSATION DETERMINATIONS

2009 Named Executive Officer Compensation Determinations

The following is a description of certain compensation decisions made on January 22, 2009, and, in the case of Anthony J. Kamerick, on February 26, 2009, in connection with his promotion to Senior Vice President and Chief Regulatory Officer, by the Pepco Holdings, Inc. (“PHI”) Board of Directors or the Compensation/Human Resources Committee (the “Committee”) thereof with respect to the compensation payable to the PHI executive officers identified below, each of whom is an executive officer listed in the Summary Compensation Table included in PHI’s proxy statement for its 2008 Annual Meeting (a “Named Executive Officer”).  As to each executive officer listed below, the decisions consisted of (i) the establishment of base salary for 2009, (ii) the establishment of the executive’s 2009 annual bonus opportunity and (iii) the establishment of the executive’s award opportunities for the period 2009-2011 pursuant to the Performance Stock Program and Restricted Stock Program under the Pepco Holdings, Inc. Long-Term Incentive Plan (the “LTIP”).

				2009 Long-Term Incentive Plan Awards (2)
Name	Title	2009 Base Salary	Target 2009 Annual Bonus Opportunity as a Percentage of Base Salary (1)	Performance Stock Program Award Opportunity (# of shares) (3)		Restricted Stock Program Award (# of shares) (4)
Dennis R. Wraase	Chairman	$1,076,000	0%	Target Maximum	0 0	0
Joseph M. Rigby	President and Chief Executive Officer	$820,000	100%	Target Maximum	58,554 117,108	29,277
Paul H. Barry	Senior Vice President and Chief Financial Officer	$518,000	60%	Target Maximum	19,582 39,164	9,791
William T. Torgerson	Vice Chairman and Chief Legal Officer	$558,000	60%	Target Maximum	21,094 42,188	10,547
Anthony J. Kamerick	Senior Vice President and Chief Regulatory Officer	$320,000	50%	Target Maximum	7,998 15,996	3,999

(1)
An executive can earn from 0 to 180% of this percentage of his base salary as a cash bonus depending on the extent to which the preestablished performance goals are achieved. See “Executive Incentive Compensation Plan” below for 2009 performance goals.

(2)
The market value of the PHI common stock, $.01 par value (“Common Stock”) (determined based on the average of the high and low Common Stock price as traded on the New York Stock Exchange on December 31, 2008), representing the executive’s combined (i) target award opportunity under the Performance Stock Program and (ii) share award under the Restricted Stock Program is equal to the following percentage of the executive’s 2009 base salary:  200% for Mr. Rigby; 100% for Messrs. Barry and Torgerson; and 70% for Mr. Kamerick.

(3)	See “Long-Term Incentive Plan Awards -- Performance Stock Program” below for a description of the Performance Stock Program.

(4)	See “Long-Term Incentive Plan Awards -- Restricted Stock Program” below for a description of the restricted stock awards.

Executive Incentive Compensation Plan

Each of the executive officers listed in the table above is a participant in the PHI Executive Incentive Compensation Plan.  On January 22, 2009, the Committee established as the performance goals to be used for the determination of 2009 cash bonus awards for each of the executive officers (1) earnings relative to the corporate plan, (2) cash flow, (3) electric system reliability, (4) customer satisfaction, (5) diversity and (6) safety.

Long-Term Incentive Plan Awards

On January 22, 2009 and, in the case of Messrs. Rigby and Kamerick, on February 26, 2009, in connection with their promotions, the Committee established award opportunities pursuant to the Performance Stock Program and made awards of restricted stock under the Restricted Stock Program under the LTIP.  Participants in the LTIP are key executives of PHI and its subsidiaries selected by the Chairman of the Board of PHI and approved by the Committee, including each of the executive officers listed in the table above.

Performance Stock Program

The award opportunities established under the Performance Stock Program, which account for two-thirds of each participant’s aggregate 2009 Long-Term Incentive Plan award opportunity, relate to performance over a three-year period beginning in 2009 and ending in 2011.  Depending on the extent to which the preestablished performance criteria are satisfied, the participant can earn from 0 to 200% of the target award in the form of shares of Common Stock.  The performance criteria consist of an earnings-per-share goal, which will account for 75% of the potential award, and cash flow per share goal, which will account for 25% of the potential award.  If during the course of the three-year performance period, a significant event occurs, as determined in the discretion of the Compensation/Human Resources Committee, which the Committee expects to have a substantial effect on total shareholder performance during the period, the Committee may revise such measures. The target award opportunity and maximum award opportunity (representing 200% of the target award opportunity) of each listed executive officer are shown in the table above.

Restricted Stock Program

Under the Restricted Stock Program, each listed executive officer has received a grant of shares of restricted stock, which accounts for one-third of the executive’s aggregate 2009 Long-Term Incentive Plan award opportunity.  The shares of restricted stock are subject to forfeiture if the employment of the executive terminates before January 22, 2012, except that in the event of death, disability or retirement, the award is prorated to the date of termination.  During the vesting period, the executive has all rights of ownership with respect to the shares, including the right to vote the shares and the right to receive dividends on the shares, which dividends the executive will be entitled to retain whether or not the shares vest.